Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 9, 2009, with respect to the consolidated financial statements of etrials Worldwide, Inc. (“etrials”) included in the Registration Statement (Form S-4 No. 333-______) and related Prospectus of Merge Healthcare, Inc. for the tender offer to acquire all of the outstanding shares of common stock of etrials.

/s/ Ernst & Young LLP

Raleigh, North Carolina
June 10, 2009